

RumbleOn

LETTER TO SHAREHOLDERS | NOVEMBER 12, 2019

DEAR SHAREHOLDERS,

October 19th was RumbleOn's second anniversary since our uplisting to NASDAQ and marked the start of our operations. We set out to become a dominant solution for consumers and dealers in the emerging online vehicle sales industry, with an emphasis on acquiring inventory direct from consumers—and we have scaled much faster than other companies in the industry. In just the first nine months of this year, we sold nearly 37,000 vehicles, generated $713.7 million in total revenue, and acquired 98% of our powersports inventory and over 40% of total vehicle inventory directly from consumers. We are proud of the market share we have captured in such a short time period. This is a massive opportunity and RumbleOn is still in its infancy.

We continue to diligently deploy resources across the company to seize this market opportunity. As previously communicated, we are taking a disciplined approach to sales volume as we take prescriptive steps to accelerate our path to profitability. In line with our prior expectations, during Q3, we improved our net loss and adjusted EBITDA loss by approximately 32%, as compared to Q2, and we are on track to reduce our losses between 35%–45% in the second half of 2019, as compared to the first half. We also reduced our cash used in operations by approximately $11.0 million in Q3, as compared to Q2.

We are on a mission to become the first online vehicle provider to achieve profitability. Our Q3 results demonstrate solid progress towards that goal. Enterprise-wide we are focused on a number of near- and mid-term objectives that will help us achieve that mission: increasing the consumer sales mix to 25% of total sales by the end of 2020, cost effective marketing for vehicle acquisition direct from consumers, and leveraging operating cost structure and process to improve liquidity.

Get a sneak peak of RumbleOn 2.0!
https://youtu.be/PIPCZ4YbxI0


RumbleOn

SUMMARY FINANCIALS

Prior to Q4 2018, all results are attributable to Powersports only, unless otherwise stated.

	Q3 2019	Q3 2018	Q2 2019	Q2 2018
Total Units	10,894	2,875	13,928	2,013
Total Revenue ($000)	220,320	19,255	270,180	13,915
Total Average Sales Price ($)	20,058	6,697	19,398	9,513
Total Gross Profit ($000)	12,015	2,006	15,618	1,265
Total Gross Profit per Unit ($)	1,103	698	1,121	628
Total SG&A per Unit ($)	1,744	2,933	1,795	2,755
Net Income (Loss) per Unit ($)	(814)	(2,437)	(933)	(2,352)
By Vehicle Segment				
Powersport Units	3,623	2,875	3,982	2,013
Automotive Units	7,271	-	9,946	-
Powersport Revenue ($000)	27,154	19,019	30,306	13,818
Automotive Revenue ($000)	187,108	-	233,856	-
Powersport Average Sales Price ($)	7,495	6,697	7,611	6,864
Automotive Average Sales Price ($)	25,734	-	23,513	-
Powersports Gross Profit per Unit ($)	804	815	1,047	580
Automotive Gross Profit per Unit ($)	1,040	-	991	-
Powersports Gross Margin per Unit (%)	10.7%	12.0%	13.8%	8.5%
Automotive Gross Margin per Unit (%)	4.0%	-	4.2%	-

Recent Operational Highlights

- *Hired Vice President of Strategy and Business Development*
- *Hired Director of Technology*
- *Engaged Huge as our Agency of Record to take on creative campaign creation, digital advertising and marketing, traditional media buying and business-oriented marketing efforts*
- *Centralized operations in a new location in Irving, Texas on November 1, 2019*

OUTLOOK

As we close out 2019 and move into 2020 and beyond our objectives will be driving to **sustainable profitability** and **positive cash flow**. We are outlining a few financial targets to assist everyone in tracking our progress towards these objectives.

» *Reduce net loss between 35%-45% in the second half of 2019, as compared to the first half of 2019*

» *Achieve 25% of total sales to consumers by the end of 2020*

» *Achieve an EBITDA positive quarter in 2020*

» *Achieve EBITDA profitability on a full year basis in 2021*

» *Long-term, achieve 50% of total sales to consumers at scale*

» *We are reiterating our long-term operating margin target of 10%*

Consistent with our Q3 results and our prior commentary, we expect a sequential decrease in revenue and unit sales in Q4, as we focus on continuing to reduce unprofitable unit sales and begin building inventory for the first half of 2020 in preparation of our planned acceleration in consumer retail sales. We are positioning ourselves for a strong Q1 and Q2.

Going forward our expectations for total revenue may fluctuate quarter-to-quarter as we focus on optimizing for gross profit per unit and operating leverage. We entered the automobile segment less than 12 months ago, but in that short amount of time our algorithms are already compensating for both the supply and demand curves and seasonality by market, given the growth in our internal data. Going forward we expect to continue refining our buying processes to make automobile gross margin more predictable, much like we experienced with Powersports over the last two years.

The upside of these underlying improvements should drive our expected year-over-year revenue and gross profit margin results in the first half of 2020.

As we said before, our strategy is to opportunistically build inventory in Q4 and take advantage of seasonal valuation trends. As a result, we anticipate that we will exit the year with record inventory levels in anticipation of the spring months, while continuing to manage average days to sale at industry-leading levels and increase our sales mix to consumers.

Progress Towards Achieving Profitability

We remain committed to driving long-term growth in unit sales and revenue, while focusing on efficient execution and profitability. We are continually fine tuning our business model with an emphasis on sustainable, profitable growth. The key areas on which we are focusing are: **sales channel mix, inventory access and associated marketing, data and technology** and **distribution and transportation**.



Sales Channel Mix

Our goal is to steadily increase consumer sales quarter-to-quarter, achieving 25% of total sales by the end of 2020, up from its current level of under 10%. As we have previously discussed, we believe that at scale 50% of our total sales will be to consumers.



Consumer sales carry almost 3 times higher margins than dealer sales. Average consumer sales gross profit was more than $3,000 per unit in Q3, for both automotive and powersport vehicles. We are taking the steps necessary to increase the consumer sales mix and believe that we can achieve 50% of total sales to consumers over time.

We believe that by enhancing the customer experience, layering on our finance captive, RumbleOn Finance, and leveraging our sophisticated data for consumer targeting and marketing we have a clear path to achieve this goal.



Looking ahead, we will enhance our high margin retail sales business and improve the overall customer experience. We are working with strategic partners to create an unmatched experience for consumers who choose to pick-up their purchase in person, similar to what we have already executed in the Nashville market. By leveraging our partner relationships, we will add this option in other select "destination" markets, backed by local marketing efforts to drive traffic to both buy- and sell- from RumbleOn.

RumbleOn Finance, a high margin opportunity offered through our captive finance company, is now available for consumers to finance vehicle purchases, which we believe will encourage additional consumer sales. This is a high-margin extension of our model that will drive increases to our already powerful retail gross profit, which is currently in excess of $3,000 per unit. RumbleOn Finance will be available for our automotive customers in 2020. Previously we exclusively utilized third-party providers and earned less than $150 per unit in finance income with an attachment rate of less than 25%. We believe that RumbleOn Finance will become the prominent financing solution for consumers and we will achieve per unit income near $1,000 with higher attachment rates over-time.

Our technology continually aggregates data. In the quarter, we tested various marketing campaigns and channels, and our Q3 results have provided us with a deep understanding and clear roadmap of how to balance organically driven lead traffic and consumer behavior versus paid marketing.

Inventory Access and Management

Over time we intend to buy 80+% of all inventory directly from consumers, the highest margin vehicle acquisition opportunity, and data aggregation and intelligent decisioning are key to optimizing margin.

Vehicles purchased from consumers generally are higher quality and generate greater levels of profit than similar vehicles sourced from auctions and other fleet inventory providers. In Q3, we acquired 98% of powersports inventory and over 40% of total inventory direct from consumers. We believe that our success sourcing inventory directly from consumers is industry-leading.

Additionally, we leverage our proprietary vehicle purchasing and pricing technology, including further refinements to our automated appraisal algorithms and wholesale buying and disposition processes. Automating these processes and determining the optimal price for every transaction is paramount to margin expansion and to our success buying and selling pre-owned vehicles. As we have previously discussed, gross margin is benefitting from the data we have aggregated on the powersports business over the past two years, and we are confident we can replicate it on the automotive side with more time in the market and more robust consumer data.

RumbleOn Classifieds is proving to work exactly as we intended. It not only offers consumers the ability to list for free, but provides sellers true liquidity in the form of a cash offer, at anytime during the live listing. Classifieds has high conversion rates into our core business of buying and selling vehicles. Today, almost 4,000 powersport vehicles are available on the peer-to-peer listing site and as of Sunday, the platform is now available for consumers to list cars, trucks and SUVs for sale. We have allocated minimal marketing dollars to this valuable acquisition funnel to date but we believe the continuity of a user experience, inclusion of all vehicle types, and certainty of sale provided by RumbleOn's Cash Offer will propel its trajectory in the new year.

Distribution and Transportation

By growing our presence across our distribution network and within in each of our regional location we operate in, we are able to gain scale and capture more buyers, which will benefit gross profit per unit going forward.



Looking ahead, we will expand our highly-profitable nationwide vehicle logistics and transportation business. Year to date, our transportation business generated $4.9 million in gross profit, with very little incremental associated costs. Looking ahead, we intend to expand through third-party transportation business, which will benefit our total gross margin.

Leveraging efficiencies due to economies of scale in our out-sourced inspection and reconditioning facilities, utilizing our in-house logistics network to cost-effectively transport vehicles to our reconditioning facilities and customers and maintaining low average days to sale will further increase gross profit per unit.

Streamlining Technology

During the quarter we finished the next phase of our integration of Wholesale Inc. We streamlined many of their manual buying and selling processes with our technology and tools, reduced duplicative manual processes and functions, and realigned compensation plans to improve margin performance for the future. Additionally, we are continuing to centralize and streamline back-end processes through technology enhancements, leveraging efficient marketing channels and making technology improvements to benefit the overall customer experience as we grow retail.



Leveraging Low Cost Marketing Channels

We intend to achieve marketing leverage and maintain industry leading low Customer Acquisition Costs below $500. In Q3 customer acquisition cost was $302 per unit sold, compared to $428 in Q2 and $454 in Q1.

During the third quarter, we continued testing and refining marketing strategies for inventory acquisition as we acquire more consumer data, competitive data and improve our marketing strategies to drive lead costs down. Our expanded data from our cash offer system as well as ongoing software enhancements are proving to further expand our marketing presence at much lower costs on a per unit and per lead basis.

After a detailed RFP process we have selected HUGE a digital global advertising and marketing firm, as our agency of record. Huge is tasked with managing and improving our branding strategies, refining our successful social media efforts, refreshing logos, colors, fonts and overall website look and functionality; launching local and regional advertising in Q1; and overseeing all marketing spend.

FINANCIALS

Unit Sales and Revenue

Unit Sales

In Q3, total unit sales were 10,894, comprised of 3,623 powersports units and 7,271 automotive units. In powersports, this represents a decline of 9% from Q2 2019 and an increase of 26% year-over-year from 2,875 total units. In automotive, this represents a 27% sequential decline from 9,946 units in Q2 2019.

In Q3, 7.5% of unit sales were sold to consumers, an improvement of 65 basis points from Q2 2019. As we have discussed previously, sales to consumers command significantly higher margins and we are implementing processes to increase consumer sales going forward.



REVENUE (IN MILLIONS)
& UNITS SOLD
Revenue (in millions)
Units Sold
15,000
10,000
5,000
0
$300
$200
$100
$0
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019

Revenue

In Q3, RumbleOn delivered $220.3 million in revenue, a decrease of 18.5% from $270.2 million in Q2 2019 and up from $19.3 million in Q3 2018.

Q3 powersports revenue was $27.2 million, a decline of 10% from $30.3 million in Q2, and an increase of 43.1% from $19.0 million in Q3 2018. Automotive revenue was $187.1 million in the quarter, down 20% from $233.9 million in Q2.

Our refinement of the marketing spend in Q3 resulted in a reduction of buying both powersports, and automotive from consumers which affected revenue. There was also experienced some weakness in the wholesale market during September and we were reluctant to sell into the market weakness, in any significant manner.

Gross Profit

In Q3, total gross profit was $12.0 million, and total gross profit per unit (GPU) was $1,103, compared to gross profit of $15.6 million and GPU of $1,121 in Q2 and gross profit of $2.3 million and GPU of $815 in Q3 2018.

Gross profit from powersports was $2.9 million, compared to $4.2 million in Q2 2019 and $2.0 million in Q3 2018. Total gross profit per powersport unit was $804, down from $1,047 in Q2 2019 and from $794 in Q3 2018.

Gross profit from automotive was $7.4 million , down from $9.9 million in Q2 2019. Total gross profit per automotive unit was $1,040, compared to $991 in Q2 2019.

Our refinement of the marketing spend in Q3 resulted in a reduction of buying both powersports, and automotive from consumers which not only affected revenue but impacted margins as a consumer purchase generates significantly higher gross margin than a purchase from a dealer.

Operating Expenses

SG&A expense was $19.0 million, or 8.6% of total revenue, compared to $25.0 million or 9.3% in Q2 2019 and $8.4 million or 43.8% in Q3, 2018. The primary components of the significant SG&A reduction in the quarter were a reduction in compensation expenses and a reduction in marketing, including:

- *A $1.2 million reduction in compensation versus Q2 of 2019 and a $6.1 increase versus the same quarter of 2018*
- *A $2.6 million reduction in advertising and marketing as compared to Q2 of 2019 and a $808.0 thousand decrease compared to 2018*
- *A $2.2 million decrease in Other SG&A as compared to Q2 of 2019 and a $4.5 million increase compared to 2018*

The decrease in compensation and Other SG&A in Q3 of 2019 as compared to Q2 resulted from the effect on variable costs due to the change in Q3 unit volume as compared to Q2, and reductions made in headcount and Other SG&A costs in connection with the continued integration of Wholesale Inc and Autosport.

- *Advertising and Marketing expense was $3.3 million, or 1.5% of Q3 revenue, down $6.0 million or 2.2% of revenue in Q2 2019 and from $4.1 million or 21.3% of revenue in Q3 2018. The reduction of Advertising in Q3 was led by marketing efficiencies.*
- *Customer Acquisition Cost was $302 per unit sold in the quarter, down from $428 in Q2 2019 and $1,425 in Q3 2018.*


ADVERTISING
% OF REVENUE
25%
20%
15%
10%
5%
0%
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019

Profitability

- *Net loss was $(8.9) million, as compared to $(13.0) million in Q2 2019 and $(7.0) million in Q3 2018.*
- *Non-GAAP Adjusted EBITDA was $(4.8) million, a $2.2 million improvement from Q2 2019 and $1.3 million improvement as compared to $(6.0) million in Q3 2018.*
    - *We define non-GAAP adjusted EBITDA as net (loss) income before depreciation and amortization, interest expense, and also adjusted to add back certain charges and expenses, such as acquisition related costs and non-cash stock-based compensation costs, as these charges and expenses are not considered part of our core business operations and are not an indicator of ongoing, future company performance. We have included a reconciliation of our non-GAAP adjusted EBITDA results at the end of this letter.*



CUSTOMER ACQUISITION COST
$1,500
$1,000
$500
$0
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019

Balance Sheet

- *RumbleOn took steps to improve our capital efficiency during the quarter. In Q3, cash used in operations was $5.0 million, a reduction of $11.0 million from the $16.0 million cash used in operation in Q2 of 2019.*
- *As of September 30, 2019, RumbleOn had $13.4 million in cash and cash equivalents.*
- *As of September 30, 2019, RumbleOn had $43.4 million available under our existing inventory financing line of credit.*



NET LOSS (IN MILLIONS) & EBITDA MARGIN
Net Loss (in millions)
EBITDA Margin
$0
$-5
$-10
$-15
$-20
0%
-10%
-20%
-30%
-40%
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019

CONCLUSION

In just two short years since RumbleOn was founded we have demonstrated our ability to scale rapidly. We are now focused on our aggressive goal of becoming the first online vehicle seller to reach profitability. We will continue our march to profitability in 2020 by continuing to focus on improving operating leverage, rationalizing overhead and refining our cost structure company wide.

While we still have work to do we intend to aggressively push towards our goal of reaching 25% of total sales through consumer channels, and will do so with the most cost effective lead generation in the industry. We believe that by enhancing the customer experience, layering on our finance captive, Rumble Finance, and leveraging our sophisticated data and guidance from our advertising agency for consumer targeting and marketing we have a clear path to achieve this goal.

We will continue our march to profitability by achieving operating leverage while rationalizing overhead and refining our cost structure company wide, which will also improve our cash position. In the near-term, we are focused on centralizing and streamlining back-end processes, leveraging efficient marketing channels and making technology improvements to benefit the overall customer experience as we grow retail.

RumbleOn is a young company led by a deep bench of industry veterans. We continue to refine the business and we are confident we are positioning the company for sustainable, profitable growth and significant shareholder value over the long-term.

Sincerely,

Marshall Chesrown,
Chairman and Chief Executive Officer





Conference Call:

RumbleOn's management will host a conference call to discuss its financial results on Wednesday, November 13, 2019 at 8:30 a.m. Eastern Time. A live webcast of the call can be accessed from RumbleOn's Investor Relations website. An archived version will be available on the website after the call. Investors and analysts can participate in the conference call by dialing **(877) 273-6127**, or **(647) 689-5394** for callers outside of North America (**conference ID: 9688302**). A telephonic replay will be available through 11:59 p.m. Eastern Time on November 20, 2019, beginning two hours after the call ends. To listen to the replay please dial **(800) 585-8367**, or **(416) 621-4642** for callers outside North America (**conference ID: 9688302**).

Use of Non-GAAP Financial Metrics:

Non-GAAP Adjusted EBITDA is defined as net (loss) income before depreciation and amortization, interest expense, and also adjusted to add back certain charges and expenses, such as acquisition related costs and non-cash stock-related compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long term strategic decisions regarding capital structure and capital investments.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Forward Looking Statements:

This letter may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this letter and speak only as of the date of this letter and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RumbleOn, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2019	2018	2019	2018
Revenue:				
Pre-owned vehicle sales:				
Powersports	$ 27,153,474	$ 18,975,968	$ 84,388,321	$ 40,858,916
Automotive	187,108,303	-	611,871,819	-
Transportation	6,058,546	-	17,417,846	-
Other	-	279,054	-	390,845
Total Revenue	220,320,323	19,255,022	713,677,986	41,249,761
Cost of revenue				
Powersports	24,280,599	17,248,588	74,367,614	37,419,594
Automotive	179,672,614	-	585,163,984	-
Transportation	4,352,585	-	12,523,281	-
Total Cost of Revenue	208,305,798	17,248,588	672,054,879	37,419,594
Gross Profit	12,014,525	2,006,434	41,623,107	3,830,167
Selling, general and administrative	19,010,939	8,431,561	64,458,520	17,857,561
Depreciation and amortization	473,670	247,669	1,283,333	671,264
Operating loss	(7,470,084)	(6,672,796)	(24,118,746)	(14,698,658)
Interest expense	2,031,697	333,448	5,351,689	657,788
Change in derivative liability	(630,000)	-	(820,000)	-
Loss on early extinguishment of debt	-	-	1,499,250	-
Net loss before provision for income taxes	(8,871,781)	(7,006,244)	(30,149,685)	(15,356,446)
Benefit for income taxes	-	-	-	-
Net loss	$ (8,871,781)	$ (7,006,244)	$ (30,149,685)	$ (15,356,446)
Weighted average number of common shares outstanding - basic and fully diluted	23,178,291	14,920,693	21,976,163	13,626,006
Net loss per share - basic and fully diluted	$ (0.38)	$ (0.47)	$ (1.37)	$ (1.13)

RumbleOn, Inc.
Reconciliation of GAAP to Non-GAAP Data
(Unaudited)

The following tables reconcile Adjusted EBITDA to net loss for the periods presented:

	Three-Months Ended September 30, 2019	Three-Months Ended September 30, 2018	Three-Months Ended June 30, 2019
Net loss	$ (8,871,781)	$ (7,006,244)	$ (13,001,599)
Add back:			
Interest expense including debt extinguishment	2,031,697	333,448	3,374,108
Depreciation and amortization	473,670	247,669	427,438
EBITDA	(6,366,414)	(6,425,127)	(9,200,053)
Non-cash-stock-based compensation	689,130	417,689	956,991
Acquisition related costs	-	-	208,252
Derivative income	(630,000)	-	(190,000)
Financing activities	-	-	311,000
Litigation expenses	-	-	37,000
Severance	1,079,438	-	-
New business development	426,885	-	478,543
Technology implementation costs and expenses	-	-	153,099
Facility closure and lease termination	48,676	-	306,393
Adjusted EBITDA	$ (4,752,285)	$ (6,007,438)	$ (6,938,775)



RumbleOn